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                                                                   EXHIBIT 10.33


                             HYSEQ, INC. LETTERHEAD


                                November __, 2002

[EXECUTIVE NAME]
[ADDRESS]

               Re:    Severance Agreement

Dear Mr/s. _______________:

               Hyseq, Inc. (the "Company"), Vertical Merger Corp. ("Merger Sub") and Variagenics, Inc. ("Variagenics") are parties to that certain Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Variagenics and Variagenics shall become a wholly owned subsidiary of the Company (the "Merger").

               The Company considers it essential to the best interests of its shareholders to foster the continuous employment of the Company's key management personnel. In this regard, the Company's Board of Directors (the "Board") recognizes that the uncertainty and questions raised by the Merger could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

               The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without the distraction arising from the Merger.

               In order to induce you to remain in its employ, the Company desires that you receive certain severance benefits in the event your employment with the Company your employment is terminated within the 6-month period immediately following the closing of the Merger pursuant to the Merger Agreement (the "Closing") (i) by the Company other than for Cause or (ii) by you for Good Reason (as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a "Payment Termination"). This letter agreement (this "Agreement") confirms the terms of those severance benefits.

               1. Termination Following Closing.

               (a) In the event that your employment with the Company is terminated as a result of a Payment Termination, then, in addition to any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, (x) the Company shall pay to you your full earned but unpaid base salary, when due, through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due, (y) you shall be entitled to receive 6 months of salary continuation of your base salary as in effect at the time notice of termination is given, payable over the 6-month period commencing on the date of termination at the same intervals as your base salary was paid immediately prior to termination of employment, and (z) for the period beginning on the date of termination and ending on the date which is 6 months following the date of termination, the Company shall pay for and provide you and your dependents with the same benefits coverage to


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which you would have been entitled had you remained continuously employed by the
Company during such period. At the termination of the benefits coverage under clause (z) above, you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), Sections 601-608 of the Employee Retirement Income
Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates. You shall not be required to mitigate the amount of any payment provided for in this Section 1(a) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 1(a) be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.

               (b) In the event that your employment with the Company is terminated for any reason other than a Payment Termination, the Company shall pay you your full earned but unpaid base salary, when due, through the date of termination at the rate in effect at the time notice of termination is given or your date of termination, in the event of termination as a result of your death, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

               (c) The Company may terminate your employment for Cause. For purposes of this Agreement, "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

               (d) You may terminate your employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, after the Closing, of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the date of termination:

                      (i) any change in your position with the Company that materially reduces your duties or level of responsibility as in effect immediately preceding the Closing;

                      (ii) any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the Company or a successor corporation); or

                      (iii) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the Closing to a location more than 30 miles from such offices.

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        Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

               2. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

               3. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               4. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

               5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               7. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options

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plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

               8. At-Will Employment. Nothing contained in this Agreement shall
(a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

               If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.


                                       Sincerely,


                                       HYSEQ, INC.



                                       By:
                                           -------------------------------------

                                       Name:
                                       Its:



Agreed and Accepted,
this ______ day of November, 2002.




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[EXECUTIVE NAME]